FOR IMMEDIATE RELEASE
January 27, 2011	For More Information Contact:
Gregory S. Schreacke
President
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation
Announces Agreement With Regulators

Elizabethtown, Kentucky, January 27, 2011 – First Financial Service Corporation (NASDAQ: FFKY) today announced that its subsidiary, First Federal Savings Bank of Elizabethtown, has entered into a consent order with the Federal Deposit Insurance Corporation (FDIC) and the Kentucky Department of Financial Institutions (KDFI).  The Company has voluntarily agreed to take various steps to improve the balance sheet, including increasing capital ratios and reducing its concentration in commercial real estate loans and the level of non-performing assets.

B. Keith Johnson, Chief Executive Officer of First Federal Savings Bank stated, “A key issue resulting in the consent order was the increase in non-performing assets in 2010.  The non-performing assets are predominantly comprised of residential housing and residential housing development loans in Jefferson and Oldham Counties.  Many high-end subdivisions, while showing initial progress, have stalled due to the recession.  Residential markets in other areas, such as Hardin and Meade Counties, have shown improvement as a result of a projected local population increase of 14,000 from the Base Realignment and Closure Act affecting the Fort Knox Military Base.”

First Federal Savings Bank’s ability to serve its customers will not be impacted by these actions and customer deposits remain fully insured to the highest limits set by the FDIC.

The consent order was negotiated between First Federal Savings Bank and the FDIC and KDFI.  “We are striving to meet all of its requirements in the time frames specified. Many of the items stipulated in the agreement are items the Bank has already been focusing on improving.  The Bank has been focused on working through these credits and reducing commercial real estate concentrations since the regulatory examination.  We anticipate continued progress during the first two quarters of 2011.  We’re proud of our strong history and we are confident that we will work through these challenging times.  We have a solid plan in place and very good bankers on our team.  We value our customer relationships and look forward to serving them for many years to come” said Johnson.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves eight contiguous counties encompassing Central Kentucky and the Louisville Metropolitan area, including Southern Indiana, through its 22 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of First Federal Savings Bank. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Adverse conditions in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. First Financial Service Corporation’s results also be adversely affected by further deterioration in business and economic conditions both generally and in the markets we serve; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to First Financial Service Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, on file with the Securities and Exchange Commission, including the section entitled “Risk Factors,” and all subsequent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and First Financial Service Corporation undertakes no obligation to update them in light of new information or future events.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP